Exhibit 99.1

CORMEDIX ANNOUNCES SUCCESSFUL COMPLETION OF PATIENT RECRUITMENT IN PHASE II CONTRAST-INDUCED ACUTE KIDNEY INJURY STUDY WITH CRMD001 (A Proprietary Formulation of Deferiprone)

CRMD001 Targets Reduction of The Third Leading Cause
of Hospital-Acquired Kidney Injury

Bridgewater, NJ: June 14, 2011: CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease,  announced it successfully completed patient enrollment in its phase II Contrast-Induced Acute Kidney Injury (“CI-AKI”) study with its oral drug candidate CRMD001.

CI-AKI, also referred to as Contrast Induced Nephropathy (“CIN”), with its associated morbidity and mortality each year afflicts about one-third of the approximate 325,000 high risk patients with Chronic Kidney Disease (“CKD”) in the U.S. who undergo angiography for vascular imaging.  If effective, CRMD001 treatment could significantly reduce the occurrence of CIN and its complications.

The double blind, placebo-controlled randomized phase II study evaluates the safety and efficacy of CRMD001 on biomarkers of acute kidney injury and kidney function.  The study was conducted in high risk patients who have CKD and are undergoing ~~a~~ coronary angiography and receiving an iodinated radiocontrast agent.  CorMedix expects to report final results before year-end.

Commenting on the study, CorMedix President and CEO, John C. Houghton, stated, “We are very pleased to have successfully completed patient enrollment in our Phase II study, for an indication which has no approved therapeutic treatment.  We are eagerly awaiting the results.”

Currently, the standard of care to prevent CI-AKI in high risk patients with CKD is hydration and avoidance of nephrotoxic drugs. There is no single therapeutic intervention that has conclusively and consistently proven to be effective in the prevention of CI-AKI, and there are no FDA-approved preventative treatments.

About Contrast Induced Acute Kidney Injury (CI-AKI)
CI-AKI is a potentially serious complication arising from the use of iodinated contrast media used in X-ray procedures to visualize and assess the status of blood vessels in different parts of the body.  CI-AKI is most commonly defined as a new onset or exacerbation of renal dysfunction after contrast administration without other identifiable causes.  It is the third most common cause of hospital-acquired renal insufficiency (11% of cases) after low blood pressure and major surgery, and is associated with increased mortality, cardiovascular complications (myocardial infarction, stroke, heart failure, etc.), the need for dialysis, permanent kidney damage and delayed discharge/re-hospitalization. In addition, CI-AKI, or the risk of developing CI-AKI, disrupts the workflow of the catheterization laboratory.  The most important risk factor for a patient developing CI-AKI is the presence of chronic kidney disease.

About Deferiprone

Deferiprone was the first, and is one of the most studied oral iron chelators. It has been used in thousands of patients, both in clinical trials and post-registration for iron overload disorders.  Deferiprone has been studied in clinical trials since the late 1980’s, and was launched in India in 1995.  European Union approval followed in 1999 with product launch in 2000. The registered indication has been for the treatment of iron overload secondary to thalassemia major.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s drug candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its drug development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infection and maintenance of catheter patency in hemodialysis patients; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast induced acute kidney injury in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486

Investor Relations:
ProActive Capital Resources Group, LLC
Jeff Ramson
212-792-4294